Exhibit No. 23.2

CONSENT OF KPMG LLP

To the Board of Directors

Alberto-Culver Company:

We consent to the use of our reports dated October 22, 2002, with respect to the consolidated balance sheets of Alberto-Culver Company and subsidiaries as of September 30, 2002 and 2001 and the related consolidated statements of earnings, stockholders’ equity and cash flows for each of the years in the three-year period ended September 30, 2002, and the financial statement schedule for the three-year period ended September 30, 2002, incorporated herein by reference.

Our reports refer to a change in accounting for goodwill and tradenames in the year ended September 30, 2002.

/s/ KPMG LLP

Chicago, Illinois

November 3, 2003

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